Exhibit 4.01

[FORM OF INITIAL SENIOR CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 19(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

SENIOR CONVERTIBLE NOTE

Issuance Date: February , 2004	Principal: U.S. $

FOR VALUE RECEIVED, CORVIS CORPORATION, a Delaware corporation (the “Company”), hereby promises to pay to the order of                      or its registered assigns (the “Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date, on any Installment Date with respect to the Installment Amount due on such Installment Date (each, as defined herein), acceleration, redemption or otherwise (in each case, in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of 5.00% per annum (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date, any Installment Date or the Maturity Date (each, as defined herein), acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). For avoidance of doubt, any Principal that comprises a portion of the Conversion

Amount pursuant to Section 3(b) in connection with any conversion of this Note pursuant to Section 3(a) shall reduce the outstanding Principal of this Note. This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Convertible Notes issued pursuant to the Securities Purchase Agreement (as defined below) on the Initial Closing Date (collectively, the “Notes” and such other Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 29.

(1) PAYMENTS OF PRINCIPAL. On each Installment Date, the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date in accordance with Section 8. The “Maturity Date” shall be February     , 2006,1 as extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten days after the consummation of a Change of Control (as defined in Section 5(a)) in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(a)) is delivered prior to the Maturity Date.

(2) INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable during the period beginning on the Issuance Date and ending on, and including, the Maturity Date, on the three month anniversary of the Issuance Date, on the six month anniversary of the Issuance Date, on the nine month anniversary of the Issuance Date, on the twelve month anniversary of the Issuance Date, on the fifteen month anniversary of the Issuance Date, on the eighteen month anniversary of the Issuance Date, on the twenty-one month anniversary of the Issuance Date, on the twenty-four month anniversary of the Issuance Date and on the Maturity Date (if the Maturity Date is not the twenty-four month anniversary of the Issuance Date) (each, an “Interest Date”). Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, in cash (“Cash Interest”) or, at the option of the Company, in shares of Common Stock (“Interest Shares”) provided that the Interest which accrued during any period shall be payable in Interest Shares if, and only if, the Company delivers written notice of such election (each, an “Interest Election Notice”) to each holder of the Notes at least 24 Trading Days prior to the Interest Date (each, an “Interest Election Date”). Notwithstanding the foregoing, unless the Company is given notice to the contrary by the Holder, if the arithmetic average of the Weighted Average Price of the Common Stock during the applicable Interest Measuring Period (as defined in Section 29 below) is greater than the Fixed Conversion Price, then the Company shall be deemed to have delivered an Interest Election Notice as to the entire applicable Interest payment to be paid on the applicable Interest Date. Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully

[1]	Insert date that is two (2) years from the Issuance Date.

paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(a)) of Common Stock equal to the quotient of (a) the amount of Interest payable on such Interest Date and (b) the Interest Conversion Price in effect on the applicable Interest Date. If any Interest Shares are to be paid on an Interest Date, then the Company shall (X) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the foregoing shall not apply, issue and deliver on the applicable Interest Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two Business Days prior to the applicable Interest Date, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled. Notwithstanding the foregoing, the Company shall not be entitled to pay Interest in Interest Shares and shall be required to pay such Interest in cash as Cash Interest on the applicable Interest Date if, unless consented to in writing by the Holder, on the applicable Interest Election Date and on the applicable Interest Date the Equity Conditions have not been satisfied. Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount (as defined below) in accordance with Section 3(b)(i). From and after the occurrence of an Event of Default, the Interest Rate shall be increased to 12.5%. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Interest Shares; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Interest Shares to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Interest Shares.

(3) CONVERSION OF NOTES. This Note shall be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below) then in effect. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common

Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of Common Stock to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Common Stock issued upon conversion.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (A) the portion of the outstanding Principal to be converted, redeemed or otherwise with respect to which this determination is being made (provided that such portion of the Principal shall be equal to $1,000 or an integral multiple of $1,000 in excess thereof), (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

(ii) “Conversion Price” means (A) as of any Conversion Date (as defined below) or other date of determination (other than with respect to (I) an Installment Amount on an Installment Date pursuant to a Company Conversion (as defined in Section 8(a)) and (II) a Mandatory Conversion Date Amount (as defined in Section 9(a)) pursuant to a Mandatory Conversion (as defined in Section 9(a))) during the period beginning on the Issuance Date and ending on and including the Maturity Date, the Fixed Conversion Price, (B) with respect to any Installment Amount on an Installment Date pursuant to a Company Conversion, at the option of the Holder, either the Fixed Conversion Price or the Company Conversion Price and (C) with respect to any Mandatory Conversion Date Amount on a Mandatory Conversion and Optional Redemption Date pursuant to a Mandatory Conversion, at the option of the Holder, either the Fixed Conversion Price or the Mandatory Conversion Price, and with respect to each of (A), (B) and (C), as each is in effect as of such date and subject to adjustment as provided herein.

(iii) “Fixed Conversion Price” means $5.75, subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City

Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company, (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Note in the case of its loss, theft or destruction) and (C) pay any transfer taxes or other applicable taxes or duties, if any, required in connection with the issuance of shares of Common Stock to a Person other than the Holder. On or before the first Business Day following the date of receipt by the Company of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent. On or before the third Business Day following the date of receipt by the Company of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the foregoing shall not apply, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three Business Days after receipt of this Note (the “Note Delivery Date”) and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Company’s Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is three Trading Days after the Conversion Date, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock that the Holder anticipated receiving from the Company pursuant hereto (a “Buy-In”), then the Company shall, within three Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the date of the event giving rise to the Company’s obligation to deliver such certificate. If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages to the Holder for each date of such Conversion Failure in an amount equal to 0.5% of the product of (I) the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise.

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Company shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder, so as not to require physical surrender of this Note upon conversion.

(iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes or Separate Tranche Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes and Separate Tranche Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes and Separate Tranche Notes electing to have Notes and Separate Tranche Notes converted on such date a pro rata amount of such holder’s portion of its Notes and Separate Tranche Notes submitted for conversion based on the principal amount of Notes and Separate Tranche Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes and Separate Tranche Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.

(v) Application of Conversion Amounts. Any Conversion Amount which the Holder elects to convert in accordance with this Section 3 (other than pursuant to Company Conversions) shall be deducted from the Installment Amounts relating to the Installment Dates as set forth in the Conversion Notice.

(vi) Holder Status. Except as specifically provided in this Note, the Holder shall not be entitled to any rights relating to the Common Stock issuable upon conversion of the Notes until the Holder has converted this Note into Common Stock.

(d) Limitations on Conversions.

(i) Beneficial Ownership. The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note, pursuant to Section 3(a), Section 8, Section 9 or otherwise, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s Affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes, Separate Tranche Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within one Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the

Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. In connection with the delivery of an Interest Election Notice, a Company Installment Notice setting forth a Company Conversion Amount or a Mandatory Conversion and Optional Redemption Notice setting forth a Mandatory Conversion Amount, the Company may request, and the Holder shall confirm, that in connection with receiving any applicable shares of Common Stock pursuant thereto whether or not, after giving effect to receipt of the applicable shares of Common Stock, such Holder, together with its Affiliates, will have beneficial ownership of a number of shares of Common Stock which exceeds the Maximum Percentage. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.

(ii) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note, whether pursuant to this Section 3, Section 8, Section 9 or otherwise, if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Notes and exercises of the Warrants without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Principal Market Cap”), which amount shall be calculated for all the Notes as the amount of the Principal Market Cap less the number of shares of Common Stock issued and issuable upon exercise in full of all Warrants, except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of the Notes representing a majority of the aggregate principal amount of the Notes and Separate Tranche Notes then outstanding. Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued, upon conversion of Notes or Separate Tranche Notes or exercise of any Warrants held by such Purchaser, shares of Common Stock in an amount greater than the product of the Principal Market Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to such Purchaser pursuant to the Securities Purchase Agreement on the Initial Closing Date (as defined below) and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Initial Closing Date (with respect to each Purchaser, the “Principal Market Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes or Separate Tranche Notes or Warrants, the transferee shall be allocated a pro rata portion of such Purchaser’s Principal Market Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Principal Market Cap Allocation allocated to such transferee. In the event that any holder of Notes or Separate Tranche Notes shall convert all of such holder’s Notes and Separate Tranche Notes and exercise all of such holder’s Warrants into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Principal Market Cap Allocation, then the difference between such holder’s Principal Market Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Principal Market Cap Allocations of the remaining holders of Notes and Separate Tranche Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes and the Separate Tranche Notes then held by each such holder.

(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the failure of any Registration Statement (as defined in the Registration Rights Agreement) required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is 60 days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement) (a “Registration Statement Effectiveness Default”) or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of 10 consecutive days or for more than an aggregate of 30 days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii) the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five consecutive days or for more than an aggregate of 10 days in any 365-day period;

(iii) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within 10 Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a permitted request for conversion of any Notes into shares of Common Stock that are tendered for conversion in accordance with the provisions of the Notes

(other than notice delivered by the Company in good faith in connection with a dispute that is being resolved in accordance with Section 24 as to the appropriate number of shares of Common Stock to be delivered upon conversion of the Notes);

(iv) at any time following the tenth consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note at the Fixed Conversion Price (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

(v) the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder), or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least five Business Days;

(vi) any default under, redemption of or acceleration prior to maturity of any Indebtedness (as defined in Section 3(r) of the Securities Purchase Agreement) in excess of $5,000,000 in the aggregate of the Company or any of the Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement);

(vii) the Company or any of the Subsidiaries pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of the Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of the Subsidiaries or (C) orders the liquidation of the Company or any of the Subsidiaries and such order or decree remains undischarged or continues undismissed or unstayed for a period of 60 days;

(ix) a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $5,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within 60 days of the issuance of such judgment;

(x) the Company breaches, in any material manner, in the determination of the Holder acting in the manner that a reasonable investor in a similar transaction would act, any representation, warranty, covenant or other term or condition of this Note, any Other Note, any Separate Tranche Note or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby to which the Holder is a party, except in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least thirty (30) consecutive days after written notice is given to the Company;

(xi) any breach or failure to comply with either of Sections 8 or 15 of this Note; or

(xii) any Event of Default (as defined in any Other Note or Separate Tranche Note) occurs with respect to any Other Note or Separate Tranche Note.

(b) Redemption Right. Promptly after the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note that the Holder is electing to require the Company to redeem. Other than in connection with a Registration Statement Effectiveness Default with respect to the Initial Effectiveness Deadline (as defined in the Registration Rights Agreement) (an “Initial Registration Statement Effectiveness Event of Default”), each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed and (y) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice, (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default and (C) the Redemption Premium (the “Primary Event of Default Redemption Price”). In connection with an Initial Registration Statement Effectiveness

Event of Default, each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company, as liquidated damages and not as a penalty, at a price equal to (I) the product of (x) the Conversion Amount to be redeemed and (y) 111% minus (II) the amount of Initial Registration Delay Payments paid pursuant to Section 2(g) of the Registration Rights Agreement (the “Initial Registration Event of Default Redemption Price” and, together with the Primary Event of Default Redemption Price, the “Event of Default Redemption Price”). The Holder shall be entitled to seek any available remedy for the enforcement of this Note, including for the payment of any Event of Default Redemption Price. Notwithstanding the foregoing, the Holder agrees that the sole monetary damages payable under this Note, other than in connection with enforcing the foregoing provisions, for a violation of the terms of this Note with respect to which liquidated damages are expressly provided shall be such liquidated damages. Nothing shall preclude the Holder from pursuing or obtaining specific performance or other equitable relief with respect to this Note. Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12. In the event of a partial redemption of this Note pursuant hereto, the principal amount redeemed shall be deducted from the Installment Amounts relating to the Installment Dates as set forth in the Event of Default Redemption Notice.

(5) RIGHTS UPON CHANGE OF CONTROL.

(a) Change of Control. Each of the following events shall constitute a “Change of Control”:

(i) the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of the Company with or into another Person (other than (A) a consolidation, merger or other business combination (including, without limitation, reorganization or recapitalization) in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

(ii) the sale or transfer of all or substantially all of the Company’s assets; or

(iii) a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding shares of Common Stock.

No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).

(b) Assumption. Prior to the consummation of any Change of Control, the Company will secure from any Person purchasing the Company’s assets or Common Stock or any successor resulting from such Change of Control (in each case, an “Acquiring Entity”) a written agreement (in form and substance satisfactory to the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding) to deliver to each holder of Notes in exchange for such Notes, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder, and satisfactory to the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding. In the event that an Acquiring Entity is directly or indirectly controlled by a company or entity whose common stock or similar equity interest is listed, designated or quoted on a securities exchange or trading market, the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding may elect to treat such Person as the Acquiring Entity for purposes of this Section 5(b).

(c) Holder Redemption Right. At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control and ending 10 days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to require the Company to redeem. The portion of this Note subject to redemption pursuant to this Section 5(c) shall be redeemed by the Company at a price equal to 115% of the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding consummation of such Change of Control by (B) the Conversion Price and (ii) the Conversion Amount being redeemed (the “Change of Control Redemption Price”). Redemptions required by this Section 5(c) shall be made in accordance with the provisions of Section 12 and, to the extent permitted by applicable law, shall have priority to payments by the Company or the Acquiring Entity, as applicable, to the stockholders of the Company in connection with a Change of Control. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(c) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. In the event of a partial redemption of this Note pursuant hereto, the principal amount redeemed shall be deducted from the Installment Amounts relating to the Installment Dates as set forth in the Change of Control Redemption Notice.

(6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Other Corporate Events. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Change of Control) pursuant to which holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Fixed Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding Excluded Securities) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Fixed Conversion Price in effect immediately prior to such issue or sale (the foregoing, a “Dilutive

Issuance”), then immediately after such issue or sale, the Fixed Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price. For purposes of determining the adjusted Fixed Conversion Price under this Section 7(a), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Fixed Conversion Price in effect at the time of such change shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Company. The holders of Notes and Separate Tranche Notes representing at least a majority of the principal amounts of the Notes and Separate Tranche Notes then outstanding shall be entitled to dispute the determination of the Board of Directors of the Company. If such holders and the Company are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of Notes representing at least a majority of the principal amounts of the Notes and Separate

Tranche Notes then outstanding. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(8) COMPANY INSTALLMENT CONVERSION OR REDEMPTION.

(a) General. On each Installment Date, the Company shall pay to the Holder of this Note the Installment Amount as of such Installment Date by the combination of any of the following, but subject to and in accordance with the terms of this Section 8, (i) provided that as of the delivery of the Company Installment Notice (as defined below) and as of the applicable Installment Date, the Equity Conditions have been satisfied (or waived in writing by the Holder), requiring the conversion of a portion of the applicable Installment Amount, in whole or in part, in accordance with this Section 8 (a “Company Conversion”), and/or (ii) redeeming the applicable Installment Amount, in whole or in part, in accordance with this Section 8 (a “Company Redemption”); provided that all of the outstanding applicable Installment Amount as of each such Installment Date must be converted and/or redeemed by the

Company on the applicable Installment Date, subject to the provisions of this Section 8. On or prior to the date which is at least 24 Trading Days prior to each Installment Date, the Company shall deliver written notice to the Holder (each, a “Company Installment Notice”), which Company Installment Notice shall state (i) the portion, if any, of the applicable Installment Amount which the Company elects to convert pursuant to a Company Conversion, which amount when added to the Company Redemption Amount must equal the applicable Installment Amount (the “Company Conversion Amount”), (ii) the portion, if any, of the applicable Installment Amount which the Company elects to redeem pursuant to a Company Redemption (the “Company Redemption Amount”), which amount when added to the Company Conversion Amount must equal the applicable Installment Amount and (iii) if the Company has elected, in whole or in part, a Company Conversion, then the Company Installment Notice shall certify that the Equity Conditions have been satisfied as of the date of the Company Installment Notice. If the Company does not timely deliver a Company Installment Notice in accordance with this Section 8(a), then the “Company Redemption Amount” and the “Company Conversion Amount” with respect to such Installment Date shall be in such amounts and proportions as the Holder shall designate in writing to the Company in its sole discretion and the Company shall be deemed to have delivered a Company Installment Notice setting forth such amounts. Each Company Installment Notice shall be irrevocable. Except as expressly provided in this Section 8(a), the Company shall redeem and convert the applicable Installment Amount of this Note pursuant to this Section 8 and the corresponding Installment Amounts of the Other Notes and Separate Tranche Notes pursuant to the corresponding provisions of the Other Notes and Separate Tranche Notes in the same ratio of the Installment Amount being redeemed and converted hereunder. The Company Redemption Amount (whether set forth in the Company Installment Notice or by operation of this Section 8) shall be redeemed in accordance with Section 8(b) and the Company Conversion Amount shall be converted in accordance with Section 8(c). Notwithstanding the foregoing, unless the Company is given notice to the contrary by the Holder, if the arithmetic average of the Weighted Average Price of the Common Stock during the applicable Company Conversion Measuring Period (as defined in Section 29 below) is greater than the Fixed Conversion Price, then the Company shall be deemed to have elected a Company Conversion in the Company Installment Notice as to the entire applicable Installment Amount.

(b) Mechanics of Company Redemption. If the Company elects, or is deemed to have elected, a Company Redemption in accordance with Section 8(a), then the Company Redemption Amount, if any, which is to be paid to the Holder on the applicable Installment Date shall be redeemed by the Company on such Installment Date, and the Company shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds (provided that the Holder has provided the Company with written wire transfer instructions not later than the second Business Day immediately preceding the Installment Date), an amount in cash (the “Company Installment Redemption Price”) equal to either (x) 100% of the Company Redemption Amount or (y) if applicable, the amount set forth in Section 8(e) below. Notwithstanding anything to the contrary in this Section 8(b), but subject to Section 3(d), until the Company Installment Redemption Price (together with any interest thereon) is paid in full, the Company Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

(c) Mechanics of Company Conversion. Subject to Sections 3(d), if the Company delivers a Company Installment Notice and elects or is deemed to have elected, in whole or in part, a Company Conversion in accordance with Section 8(a), then the applicable Company Conversion Amount, if any, which remains outstanding shall be converted as of the applicable Installment Date by converting on such Installment Date such Company Conversion Amount as if the Holder had delivered a Conversion Notice pursuant to Section 3 with respect to such Company Conversion Amount on such Installment Date but without the Holder being required to actually deliver such Conversion Notice; provided that the Equity Conditions have been satisfied (or waived in writing by the Holder) on such Installment Date. If the Equity Conditions are not satisfied (or waived in writing by the Holder) on such Installment Date, then at the option of the Holder designated in writing to the Company, the Holder may require the Company to do any one or more of the following: (i) the Company shall redeem all or any part designated by the Holder of the unconverted Company Conversion Amount (such designated amount is referred to as the “First Redemption Amount”) on such Installment Date and the Company shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds (provided that the Holder has provided the Company with written wire transfer instructions not later than the second Business Day immediately preceding the Installment Date), an amount in cash equal to such First Redemption Amount, or (ii) the Company Conversion shall be null and void with respect to all or any part designated by the Holder of the unconverted Company Conversion Amount and the Holder shall be entitled to all the rights of a holder of this Note with respect to such amount of the Company Conversion Amount. If the Company fails to redeem any First Redemption Amount on the applicable Installment Date by payment of such amount on the applicable Installment Date, then the Holder shall have the rights set forth in Section 8(b) as if the Company failed to pay the applicable Company Redemption Price and all other rights under this Note (including, without limitation, such failure constituting an Event of Default described in Section 4(a)(xi)).

(d) Deferred Installment Amount. Notwithstanding any provision of this Section 8 to the contrary, in the event that the Equity Conditions have not been satisfied (or waived in writing by the Holder) as of the delivery of the applicable Company Installment Notice and as of the applicable Installment Date, then the Holder may at its option deliver a notice to the Company electing to have the Installment Amount payable on such Installment Date (the “Deferral Amount”) payable on any succeeding date or dates specified by the Holder; provided, however, that Interest shall no longer accrue on such Deferral Amount from and after the applicable Installment Date; provided further that if the Deferral Amount relates to the Company Installment Redemption Price for the first Installment Date, the amount payable pursuant to the immediately succeeding Section 8(e) shall not be increased in connection with an Initial Registration Statement Effectiveness Event of Default with respect to such Deferral

Amount pursuant to the provisions of Section 4(b) hereof and in such case the Initial Registration Event of Default Redemption Price with respect to such Deferral Amount shall be equal to the product of (x) the Conversion Amount to be redeemed and (y) 105%.

(e) First Installment Payment. In the event that the Registration Statement or Registration Statements required pursuant to the Registration Rights Agreement shall not be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement as of the first Installment Date, then if the holder has not delivered a notice pursuant to the immediately preceding Section 8(d), the Company Installment Redemption Price for the first Installment Date shall be equal to 105% of the Company Redemption Amount.

(9) COMPANY’S RIGHT OF MANDATORY CONVERSION AND OPTIONAL REDEMPTION.

(a) Certain Definitions. For purposes of this Section 9, the following capitalized terms shall have the following meanings:

(i) “Effectiveness Date” means the date the Registration Statement covering the resale of all of the Registrable Securities relating to this Note is declared effective by the SEC.

(ii) “First Installment Payment Date” means the date on or after the scheduled payment date thereof that the initial Installment Amount is delivered to the Holder.

(iii) “Initial Fixed Conversion Price” means $5.75 (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Issuance Date).

(iv) “Issuable Maximum” means 300% of the arithmetic average of the daily trading volume of the Common Stock on the Principal Market as reported by Bloomberg through its “HP” function on each of the ten (10) Trading Days immediately preceding the Mandatory Conversion and Optional Redemption Notice Date.

(v) “Issuable Maximum Value” means the product of (x) the applicable Mandatory Conversion Sales Price and (y) the Issuable Maximum.

(vi) “Mandatory Conversion Date Amount” means (x) the applicable Issuable Maximum Value minus (y) the sum of (I) the product of (A) the applicable Mandatory Conversion Sales Price and (B) the difference between the applicable Issuable Maximum and the applicable Mandatory Conversion Date Share Number and (II) the amount of any reductions in the applicable Mandatory Conversion Amount pursuant to Section 9(b)(v).

(vii) “Mandatory Conversion Date Share Number” means the number of shares of Common Stock to be issued pursuant to a Mandatory Conversion on the Mandatory Conversion and Optional Redemption Date.

(viii) “Mandatory Conversion Price” means, as of any date of determination, (i) in the case of a Qualifying Conversion, the Fixed Conversion Price, or (ii) otherwise, that price which shall be computed as 95% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the Trading Days during the applicable Mandatory Conversion and Optional Redemption Measuring Period (appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during such Mandatory Conversion and Optional Redemption Measuring Period); provided that in no event shall such price exceed the Fixed Conversion Price.

(ix) “Mandatory Conversion and Optional Redemption Warrants” means warrants exercisable for a number of shares of Common Stock equal to two-thirds (2/3) of the sum of (i) the number of shares Common Stock that would have been issuable upon conversion of any Optional Redemption Amount being redeemed pursuant to Section 9, if any, at the applicable Conversion Rate on the applicable Mandatory Conversion and Optional Redemption Date (assuming for purposes of this calculation, issuances of fractional shares), (ii) the number of shares Common Stock that would have been issuable upon conversion of the applicable Mandatory Conversion Amount being converted pursuant to Section 9, if any, at the applicable Conversion Rate on the applicable Mandatory Conversion and Optional Redemption Date (assuming for purposes of this calculation, issuances of fractional shares), and (iii) the number of shares, if any, of Common Stock issued pursuant to a conversion of this Note on or after the applicable Mandatory Conversion and Optional Redemption Notice Date, which conversion reduces either or both of the applicable Mandatory Conversion Amount or the applicable Optional Conversion Amount pursuant to the terms of Section 9. Such warrants shall be in substantially the form of the Warrant attached as Exhibit C to the Securities Purchase Agreement, except that (A) the exercise price for such warrants shall be equal to the Fixed Conversion Price in effect on the applicable Mandatory Conversion and Optional Redemption Date, (B) the expiration date of such warrants shall be the Maturity Date and (C) the anti-dilution protection set forth in Section 2(a) thereof shall be similar to the anti-dilution protection set forth in Section 7(a) hereof.

(x) “Mandatory Conversion Sales Price” means the Closing Sale Price on the Trading Day immediately preceding the applicable Mandatory Conversion and Optional Redemption Notice Date.

(xi) “Optional Redemption Price” means an amount in cash equal to 103% of the applicable Optional Redemption Amount being redeemed pursuant to Section 9.

(xii) “Qualifying Conversion” means a Mandatory Conversion (as defined below) pursuant to a Mandatory Conversion and Optional Redemption Notice (as defined below) delivered within two (2) Trading Days after a period of twenty (20) consecutive Trading Days occurring from and after the three month anniversary of the First Installment Payment Date on which the Weighted Average Price of the Common Stock on each such Trading Day equals or exceeds 130% of the Initial Fixed Conversion Price.

(b) General. (i) At any time from and after the Effectiveness Date, if the Conditions to Mandatory Conversion and Optional Redemption (as set forth in Section 9(d)) are satisfied or waived in writing by the Holder as of the Mandatory Conversion and Optional Redemption Notice Date (as defined below) and the Mandatory Conversion and Optional Redemption Date (as defined below), the Company may redeem or require the Holder to convert all or any portion of this Note, but subject to and in accordance with the terms of this Section 9, by delivering written notice thereof (each, a “Mandatory Conversion and Optional Redemption Notice” and the date all of the holders of Notes receive such notice is referred to as the “Mandatory Conversion and Optional Redemption Notice Date”) to the Holder and each other holder of Notes, which Mandatory Conversion and Optional Redemption Notice shall (A) require the conversion of all or any such portion of the Conversion Amount of this Note designated in the Mandatory Conversion and Optional Redemption Notice into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof and in accordance with this Section 9, but subject to Sections 9(b)(v) and (vi) and the satisfaction of the Conditions to Mandatory Conversion and Optional Redemption (each, a “Mandatory Conversion”), and/or (B) indicate the redemption of this Note, in whole or in part, in accordance with this Section 9 but subject to the satisfaction of the Conditions to Mandatory Conversion and Optional Redemption (each, an “Optional Redemption”).

(ii) The Mandatory Conversion and Optional Redemption Notice shall be delivered by the Company to the Holder on the date which is twenty-four (24) Trading Days prior to the date that the Mandatory Conversion and the Optional Redemption will be effected (the “Mandatory Conversion and Optional Redemption Date”; with the twenty (20) Trading Day period commencing two (2) Trading Days after the Mandatory Conversion and Optional Redemption Notice Date and ending on the second Trading Day prior to the Mandatory Conversion and Optional Redemption Date being referred to as the “Mandatory Conversion and Optional Redemption Measuring Period”). The Mandatory Conversion and Optional Redemption Notice shall be delivered by facsimile and overnight courier to all, but not less than all, of the holders of Notes. The Mandatory Conversion and Optional Redemption Notice shall be irrevocable and no Mandatory Conversion and Optional Redemption Notice shall be delivered (x) within two (2) Trading Days after any prior Mandatory Conversion and Optional Redemption Date or (y) only if the Company has elected a Mandatory Conversion in the Mandatory

Conversion and Optional Redemption Notice, during any Company Conversion Measuring Period. The Mandatory Conversion and Optional Redemption Notice shall (A) state the Conversion Amount, if any, of this Note which the Company elects to convert pursuant to a Mandatory Conversion (the “Mandatory Conversion Amount”), which Mandatory Conversion Amount shall not exceed the Holder’s Conversion Allocation Percentage (as defined in Section 9(c) below) of the Issuable Maximum Value as of the Mandatory Conversion and Optional Redemption Notice Date and shall be subject to the provisions of Sections 9(b)(v) and (vi), (B) state the Conversion Amount, if any, of this Note which the Company elects to redeem pursuant to an Optional Redemption (the “Optional Redemption Amount”), (C) state the Mandatory Conversion and Optional Redemption Date, (iv) state the aggregate Conversion Amount of the Notes which the Company has elected to be subject to the Mandatory Conversion and the Optional Redemption from all of the holders of the Notes pursuant to this Section 9(b) (and analogous provisions under the Other Notes), (D) state each holder’s Pro Rata Conversion Amount (as defined in Section 9(c) below) and Pro Rata Redemption Amount (as defined in Section 9(c) below), (E) state the Issuable Maximum Value as of the Mandatory Conversion and Optional Redemption Notice Date, (F) state the number of Mandatory Conversion and Optional Redemption Warrants the Company anticipates issuing to the Holder on the Mandatory Conversion and Optional Redemption Date and (G) certify that the Conditions to Mandatory Conversion and Optional Redemption are satisfied as of the Mandatory Conversion and Optional Redemption Notice Date.

(iii) The Mandatory Conversion Amount pursuant to this Section 9, as reduced pursuant to the provisions of Sections 9(b)(v) and (vi), shall be converted as of the Mandatory Conversion and Optional Redemption Date by dividing the Mandatory Conversion Amount by the Mandatory Conversion Price and the Optional Redemption Amount pursuant to this Section 9 shall be redeemed by the Company in cash at the Optional Redemption Price. In connection with such Mandatory Conversion, the mechanics of conversion set forth in Section 3(c) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion and Optional Redemption Date a Conversion Notice with respect to the Mandatory Conversion Amount.

(iv) In addition to the foregoing, on the Mandatory Conversion and Optional Redemption Date, other than in connection with shares of Common Stock issued in connection with a Qualifying Conversion, the Company shall deliver the Optional Redemption Warrants to the Holder, duly executed and authorized by the Company.

(v) Notwithstanding anything to the contrary in this Section 9, but subject to Section 3(d), until the Mandatory Conversion Amount and Optional Redemption Amount are paid in full, the Conversion Amount subject to Mandatory Conversion or Optional Redemption under this Section 9 may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3, and any such conversion shall reduce the Mandatory Conversion Amount and the Optional Redemption Amount in the manner set forth by the Holder in the applicable Conversion Notice.

(vi) Notwithstanding anything to the contrary in this Section 9, in the event that the Mandatory Conversion Date Share Number (without regard to any reductions in the Mandatory Conversion Amount pursuant to the immediately preceding clause (v)) exceeds the Issuable Maximum, then the Mandatory Conversion Amount shall be reduced to the Holder’s Conversion Allocation Percentage of the Mandatory Conversion Date Amount.

(c) Pro Rata Conversion and Redemption Requirement. If the Company elects to cause a Mandatory Conversion and/or an Optional Redemption pursuant to Section 9(b), then it must simultaneously take the similar action with respect to the Other Notes. If the Company elects to cause a Mandatory Conversion pursuant to Section 9(b) (or similar provisions under the Other Notes) with respect to less than all of the Conversion Amounts of the Notes then outstanding, then the Company shall require conversion of a Conversion Amount from each of the holders of the Notes equal to the product of (I) the aggregate Conversion Amount of Notes which the Company has elected to cause to be converted pursuant to Section 9(b), multiplied by (II) the fraction, the numerator of which is the sum of the aggregate initial principal amount of the Notes purchased by such holder and the denominator of which is the sum of the aggregate initial principal amount of the Notes purchased by all holders (such fraction with respect to each holder is referred to as its “Conversion Allocation Percentage”, and such amount with respect to each holder is referred to as its “Pro Rata Conversion Amount”). If the Company elects to cause an Optional Redemption pursuant to Section 9(b) (or similar provisions under the Other Notes) with respect to less than all of the Conversion Amounts of the Notes then outstanding, then the Company shall require redemption of a Conversion Amount from each of the holders of the Notes equal to the product of (I) the aggregate Conversion Amount of Notes which the Company has elected to cause to be redeemed pursuant to Section 9(b), multiplied by (II) the fraction, the numerator of which is the sum of the aggregate initial principal amount of the Notes purchased by such holder and the denominator of which is the sum of the aggregate initial principal amount of the Notes purchased by all holders (such fraction with respect to each holder is referred to as its “Redemption Allocation Percentage”, and such amount with respect to each holder is referred to as its “Pro Rata Redemption Amount”). In the event that the initial holder of any Notes shall sell or otherwise transfer any of such holder’s Notes, the transferee shall be allocated a pro rata portion of such holder’s Conversion Allocation Percentage and Redemption Allocation Percentage.

(d) Conditions to Mandatory Conversion and Optional Redemption. For purposes of this Section 9, “Conditions to Mandatory Conversion and Optional Redemption” means the following conditions: (A) on each of the Mandatory Conversion and Optional Redemption Notice Date and the Mandatory Conversion and Optional Redemption Date the Equity Conditions shall have been satisfied (or waived in writing by the Holder); and (B) the Weighted Average Price of the Common Stock on the Trading Day immediately preceding the Mandatory Conversion and Optional Redemption Notice Date must exceed $1.35 (as appropriately adjusted for any stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock which occur after the Subscription Date).

(10) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note.

(11) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 175% of the maximum number of shares of Common Stock issuable upon conversion of the Notes (assuming for purposes hereof, that the Notes are convertible at the Initial Valuation Price (as defined in the Securities Purchase Agreement) and without taking into account any limitations on the conversion of the Notes). Thereafter, the Company shall, so long as any of the Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 175% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding (assuming for purposes hereof, that the Notes are convertible at the Initial Valuation Price (as defined in the Securities Purchase Agreement) and without taking into account any limitations on the conversion of the Notes); provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder on the Issuance Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 75 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock.

(12) REDEMPTIONS.

(a) Mechanics. In the event that the Holder has sent a Redemption Notice to the Company pursuant to Section 4(b) or Section 5(c) or the Company has sent a Redemption Notice to the Holder pursuant to Section 8 or Section 9, the Holder shall promptly submit this Note to the Company in accordance with this Section 12. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice and thereafter the Holder shall promptly deliver this Note to the Company. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(c), the Company shall deliver to the Holder the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such Change of Control Redemption Notice is received by the Company prior to the consummation of such Change of Control and within five Business Days after the Company’s receipt of such Change of Control Redemption Notice otherwise. The Company shall deliver the applicable Company Installment Redemption Price to the Holder on the applicable Installment Date. The Company shall deliver the applicable Optional Redemption Price to the Holder on the applicable Mandatory Conversion and Optional Redemption Date. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option to, in lieu of redemption, require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. One day after the Company’s receipt of such notice, if the Company has not cured such failure, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 19(d)) to the Holder representing such Conversion Amount and (z) the Fixed Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the Redemption

Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of Other Notes or Separate Tranche Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(c) (each, an “Other Redemption Notice”), the Company shall immediately forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices during the seven Business Day period beginning on and including the date which is three Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) and the Separate Tranche Notes based on the principal amount of the Notes and the Separate Tranche Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received or delivered by the Company during such seven Business Day period.

(13) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem (other than pursuant to the terms of any employee benefit plan that does not relate to an officer or director or an Affiliate of an officer or director beneficially owning more than 5% of the Common Stock, which has been approved by the Board of Directors of the Company), repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(14) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note.

(15) RANK; ADDITIONAL INDEBTEDNESS; LIENS.

(a) Rank. Obligations under this Note, including payments of Principal and Interest and other payments due under this Note, (a) shall rank pari passu with all Other Notes and Separate Tranche Notes and (b) shall be senior to all other Indebtedness (as defined in Section 3(r) of the Securities Purchase Agreement) of the Company and its Subsidiaries (as defined in the Securities Purchase Agreement), other than Permitted Indebtedness (as defined below).

(b) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note, the Other Notes and Separate Tranche Notes, (ii) Permitted Indebtedness and (iii) Permitted Subordinated Indebtedness.

(c) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries other than Permitted Liens.

(16) PARTICIPATION. The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(17) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of Notes representing not less than a majority of the aggregate principal amount of the then outstanding Notes shall be required for any change or amendment to this Note or the Other Notes; provided that the Holder of this Note may waive any term or provision of this Note without such vote or written consent.

(18) TRANSFER. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Sections 2(f) and 2(g) of the Securities Purchase Agreement.

(19) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company, which undertaking shall be reasonably satisfactory to the Company, and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent the proportionate amount of accrued Interest and Late Charges on the Principal and Interest of this Note that correspond to the Principal of the new Notes, from the Issuance Date.

(20) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(21) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(22) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(23) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(24) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price, the Weighted Average Price, the Redemption Price or the arithmetic calculation of the Conversion Rate, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one Business Day of receipt of the Conversion Notice or the deemed receipt of the Conversion Notice or the Redemption Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Redemption Price or the Conversion Rate, as applicable, within one Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall use its reasonable best efforts to cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The Company shall not be required to pay any penalty payments hereunder solely relating to the matter in dispute during the pendency of any bona fide, good faith dispute hereunder as to such matter.

(25) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly upon any adjustment of the Fixed Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers (as defined in Section 3(d)(ii)), shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Interest, Principal or other amount due under the Transaction Documents (as defined in the Securities Purchase Agreement) which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of 15% per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(26) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(27) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(28) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(29) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

a. “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

b. “Bloomberg” means Bloomberg Financial Markets.

c. “Board of Directors” means the board of directors of the Company or any authorized committee of the board of directors.

d. “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

e. “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during the applicable calculation period.

f. “Company Conversion Price” means, as of any date of determination, that price which shall be computed as 95% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the twenty (20) consecutive Trading Days commencing two (2) Trading Days after delivery of the Company Installment Notice and ending on the second Trading Day immediately preceding such Installment Date (each, a “Company Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during such Company Conversion Measuring Period.

g. “Convertible Securities” means with respect to any issuer, any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for such issuer’s common stock.

h. “Eligible Market” means any of The New York Stock Exchange Inc., the Nasdaq National Market or The Nasdaq SmallCap Market.

i. “Equity Conditions” means that each of the following conditions is satisfied: (i) during the period beginning on the Initial Closing Date and ending on and including the applicable date of determination, the Company shall have delivered shares of Common Stock upon any conversion of Conversion Amounts on a timely basis as set forth in Section 3(c)(i) of this Note (and analogous provisions under the Other Notes and the Separate Tranche Notes) and delivered shares of Common Stock upon exercise of any Warrants and the Separate Tranche Warrants on a timely basis as set forth in Section 1(a) of the Warrants and the Separate Tranche Warrants; (ii) on each day during the period beginning on the Initial Closing Date and ending on and including the applicable date of determination, the Common Stock shall be listed on an Eligible Market and delisting or suspension by such market or exchange shall not have been threatened either (A) in writing by such market or exchange or (B) by falling below for at least the requisite period the applicable minimum listing maintenance requirements of such market or exchange; (iii) during the period beginning on the Subscription Date and ending on and including the applicable date of determination, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Change of Control which has not been abandoned, terminated or consummated or (B) an Event of Default other than an Event of Default that is capable of being cured that has been so cured; (iv) on any day during an Interest Measuring Period, a Company Conversion Measuring Period or a Mandatory Conversion and Optional Redemption Measuring Period, as applicable, the Common Stock shall not have fallen below, on any day during any such period, the minimum listing maintenance requirements of the applicable Eligible Market; provided, however, that in the event that the Closing Bid Price of the Common Stock falls below the minimum bid price requirement of any listing requirements of the applicable Eligible Market on any Trading Day during any of the aforementioned Measuring Periods (a “Failure Day”), this condition shall be deemed satisfied and the Company shall be entitled to deliver any applicable shares of Common Stock so long as the number of shares of Common Stock so delivered does not exceed the number of shares otherwise deliverable reduced by the product of (I) 0.05 and (II) the number of Failure Days in such Measuring Period (with the applicable Cash Interest, Company Redemption Amount or Optional Redemption Amount, as the case may be, deliverable on the applicable Interest Date, Installment Date or Company Conversion and Optional Redemption Date, as the case may be, being correspondingly increased by the resulting reduction in the number of Interest Shares, Company Conversion Amount or Mandatory Conversion Amount, as the case may be); (v) on any day during an Interest Measuring Period, a Company Conversion Measuring Period or a Mandatory Conversion and Optional Redemption Measuring Period, as applicable, there shall not have occurred an event that with the passage of time or giving of notice would constitute an Event of Default; (vi) on the applicable date of determination either (A) the Registration Statement or Registration Statements required pursuant to the Registration Rights Agreement shall be effective and available for the sale for all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (B) all shares of Common Stock issuable upon conversion of the Notes and the Separate Tranche Notes and shares of Common Stock issuable upon exercise of the Warrants and the Separate Tranche Warrants shall be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; (vii) the Company shall have no knowledge of any fact that would cause (A) the Registration Statements required pursuant to the Registration

Rights Agreement not to be effective and available for the sale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (B) any shares of Common Stock issuable upon conversion or redemption of the Notes and the Separate Tranche Notes and shares of Common Stock issuable upon exercise of the Warrants and the Separate Tranche Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; (viii) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d) hereof or the rules or regulations of the applicable Eligible Market; (ix) prior to the Company having obtained the Stockholder Approval, such issuance shall not exceed the Pre-Approval Issuance Number; and (x) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

j. “Excluded Securities” means shares of Common Stock deemed to have been issued or sold by the Company (I) in connection with any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer, director or consultant for services provided to the Company, (II) upon conversion of the Notes or the Separate Tranche Notes or upon exercise of the Warrants or the Separate Tranche Warrants, (III) in connection with the payment of any Interest Shares on the Notes, (IV) in connection with any acquisition by the Company, whether through an acquisition for stock or a merger, of any business, assets or technologies the primary purpose of which is not to raise equity capital, (V) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates net proceeds to the Company in excess of $100,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”), (VI) upon exercise of the Additional Investment Rights issued by the Company on August 28, 3003, provided that the terms of such Additional Investment Rights are not amended, modified or changed on or after the Subscription Date and (VII) upon conversion of any Options or Convertible Securities which are outstanding under any stock option plan of the Company on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date.

k. “Initial Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

l. “Installment Amount” means, with respect to any Installment Date, the lesser of (A) the quotient of (x) the original Principal amount of this Note on the Issuance Date divided by (y) 7, and (B) the Principal amount under this Note as of the Installment Date, as any Installment Amount may be reduced pursuant to the terms of this Note, whether upon conversion, redemption or otherwise. In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of the Installment Amount.

m. “Installment Date” means each of the six month anniversary of the Issuance Date, the nine month anniversary of the Issuance Date, the twelve month anniversary of the Issuance Date, the fifteen month anniversary of the Issuance Date, the eighteen month anniversary of the Issuance Date, the twenty-one month anniversary of the Issuance Date and the twenty-four month anniversary of the Issuance Date.

n. “Interest Conversion Price” means, with respect to any Interest Date, that price which shall be computed as 95% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the twenty (20) consecutive Trading Days commencing two (2) Trading Days after the applicable Interest Election Date and ending on the second Trading Day immediately preceding such Interest Date (each, an “Interest Measuring Period”). All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.

o. “Measuring Period” means any of the Interest Measuring Period, Company Conversion Measuring Period or the Mandatory Conversion and Optional Redemption Measuring Period, as applicable.

p. “Options” means with respect to any issuer, any rights, warrants or options to subscribe for or purchase such issuer’s common stock or such issuer’s Convertible Securities.

q. “Permitted Indebtedness” means Indebtedness of the Company and the Subsidiaries (A) in an amount not to exceed at any one time $100,000,000 in the aggregate, which Permitted Indebtedness is (i) received from a national banking association as part of standard asset back commercial revolving or term credit facility, (ii) incurred in connection with Purchase Money Indebtedness, (iii) incurred in connection with the purchase or sale of a business or assets not for purposes of incurrence of Indebtedness, (iv) represented by letters of credit (and reimbursement obligations with respect thereto), (v) obligations with respect to customary provisions regarding post-closing purchase price adjustments and indemnification in agreements for the purchase or sale of a business or assets, (vi) a bona fide capitalized lease obligation, and (vii) a guarantee of any Indebtedness set forth in the items referred to in the foregoing clauses (i)-(vi) and (B) incurred and maintained among the Company and its Subsidiaries provided that the funds represented by such Indebtedness were not obtained in a manner that would violate any of the foregoing clauses (A)(i)-(vii).

r. “Permitted Liens” means (i) any lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally acceptable accounting principles in the United States applied on a consistent basis, (ii) any statutory lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent, (iv) deposits, pledges or liens (other than liens arising under ERISA) securing (A) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (B) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (C) obligations on surety or appeal bonds, but only to the extent such deposits, pledges or liens are incurred or otherwise arise in the ordinary course of business and secure obligations not past due or delinquent, (v) restrictions on the use of real property and minor irregularities in the title thereto which do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use in the ordinary course of business, (vi) any minor imperfection of title or similar lien which individually or in the aggregate with other such liens would not reasonably be expected to have a Material Adverse Effect and (vii) any lien created in connection with the incurrence of Permitted Indebtedness.

s. “Permitted Subordinated Indebtedness” means Indebtedness of the Company, and not any Subsidiary, that (i) is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, the Other Notes and the Separate Tranche Notes on terms and pursuant to an agreement reasonably satisfactory to the holders of Notes representing not less than a majority of the aggregate principal amount of the then outstanding Notes and, in the event that interest is payable, directly or indirectly, prior to 91 days after the Maturity Date, provides for interest that is no greater than market rate interest, and (ii) does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least 91 days after the Maturity Date.

t. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

u. “Pre-Approval Issuance Number” means (x) the number of shares of Common Stock equal to the Principal Market Cap minus (y) the sum of (i) the number of shares of Common Stock previously issued upon conversion of any Notes or Separate Tranche Notes or upon exercise of any Warrants or Separate Tranche Warrants, (ii) the number of shares of Common Stock issuable upon conversion of any Notes or Separate Tranche Notes then outstanding at the respective Fixed Conversion Price set forth in such Notes and Separate Tranche Notes, (iii) the number of shares of Common Stock issuable upon exercise of any Warrants or Separate Tranche Warrants then outstanding and (iv) the number of shares of Common Stock issuable upon conversion of any Separate Tranche Notes and exercise of any Separate Tranche Warrants that may be issued pursuant to the terms of the Securities Purchase Agreement, assuming a Fixed Conversion Price equal to the Initial Fixed Conversion Price and a number of Warrants based thereon.

v. “Principal Market” means the Nasdaq National Market.

w. “Purchase Money Indebtedness” means Indebtedness of the

Company or any Subsidiary incurred solely for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement of any property; provided, however, that the aggregate principal amount of any such Indebtedness does not exceed the lesser of the fair market value of such property, as determined in the good faith judgment of the Board of Directors, or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

x. “Redemption Notice” means any of an Event of Default Redemption Notice, Change of Control Redemption Notice, Company Installment Notice or Mandatory Conversion and Optional Redemption Notice.

y. “Redemption Price” means any of an Event of Default Redemption Price, Change of Control Redemption Price, Company Installment Redemption Price or Optional Redemption Price.

z. “Redemption Premium” means (x) in the case of the Events of Default described in Section 4(a)(i) – (vi) and (x) - (xii), 115% or (y) in the case of the Events of Default described in Section 4(a) (vii) - (ix), 100%.

aa. “Registration Rights Agreement” means that certain registration rights agreement, dated as of the Subscription Date, by and among the Company and the initial holders of the Notes relating, among other things, to the registration of the resale of the shares of Common Stock issuable upon conversion of the Notes.

bb. “SEC” means the United States Securities and Exchange Commission.

cc. “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the Subscription Date, by and among the Company and the initial holders of the Notes pursuant to which the Company issued Notes.

dd. “Separate Tranche Notes” means the convertible notes which may be issued pursuant to the Securities Purchase Agreement at one or more separate closings following the Issuance Date.

ee. “Separate Tranche Warrants” means the warrants which may be issued pursuant to the Securities Purchase Agreement at one or more separate closings following the Issuance Date.

ff. “Subscription Date” means February 9, 2004.

gg. “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York City Time).

hh. “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefore or replacement thereof.

ii. “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

CORVIS CORPORATION

By:
Name:
Title:

EXHIBIT I

CORVIS CORPORATION

CONVERSION NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO CONVERT THIS NOTE

INTO COMMON STOCK

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by Corvis Corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Notwithstanding anything to the contrary contained herein, this Conversion Notice shall constitute a representation by the holder of the Note submitting this Conversion Notice that, after giving effect to the conversion provided for in this Conversion Notice, such holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person’s affiliates) of a number of shares of Common Stock which exceeds the maximum percentage of the total outstanding shares of Common Stock as determined pursuant to the provisions of Section 3(d)(i) of the Note.

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:

  (if electronic book entry transfer)

Transaction Code Number:

  (if electronic book entry transfer)

The Conversion Amount shall be applied against the following Installment Amounts, Mandatory Conversion Amounts and Optional Redemption Amounts, as applicable, in the following manner:

Dated:

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Continental Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated February     , 2004, from the Company and acknowledged and agreed to by Continental Stock Transfer & Trust Company.

CORVIS CORPORATION

By:
Name:
Title: